SECOND AMENDMENT TO COMMITMENT LETTER

This Second Amendment to Commitment Letter (the “Second Amendment”) is made and entered into as of the 29th day of April, 2013, by and between QUINCE ASSOCIATES, LIMITED PARTNERSHIP, a Maryland limited partnership (“Quince Associates”), and J.D. NICHOLS and BRIAN F. LAVIN (and/or an entity to be formed in Delaware that is wholly-owned by J.D. Nichols and/or Brian F. Lavin for the purpose of the purchase of the limited partnership units of NTS Realty Holdings Limited Partnership) (“Borrowers”).

RECITALS:

A.           Quince Associates delivered to Borrowers that certain commitment letter dated December 21, 2012 which Borrowers accepted on December 27, 2012, and which commitment letter was amended, modified and extended pursuant to that certain First Amendment to Commitment Letter dated as of March 15, 2013 (collectively, the “Commitment Letter”);

B.           Quince Associates and Borrowers now desire to further extend the Commitment Letter as provided herein.

C.           All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Commitment Letter.

Now, therefore, in consideration of the foregoing premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT:

1.           The third sentence of the third paragraph on page 1 of the Commitment Letter is hereby amended and modified to read as follows:

“If the definitive credit documents governing the Facility have not been executed by September 30, 2013, either party may terminate this Agreement by giving notice of such termination in writing to the other party at their respective addresses set forth in this Commitment Letter.”

2.           There is hereby added to the Commitment Letter, immediately following the third sentence of the third paragraph on page 1, the following:

“As consideration for Quince Associates’ agreement to extend until September 30, 2013 as set forth in the immediately preceding sentence, Borrowers agree to pay to Quince Associates an extension fee in an amount equal to Sixty Four Thousand Dollars ($64,000.00) per month on each of May 1, 2013, June 1, 2013, July 1, 2013, August 1, 2013 and September 1, 2013.”

3.           Except as amended and modified herein, the terms and conditions of the Commitment Letter Agreement remain in full force and effect.

IN WITNESS WHEREOF, Quince Associates, Limited Partnership and Borrowers have executed this Second Amendment to Commitment Letter as of the date first above written.

Quince Associates, Limited Partnership, a Maryland limited partnership By: Evensong, LLC, its general partner By: /s/ John P. Hill, Jr. John P. Hill, Jr., Manager	/s/ J.D. Nichols J.D. NICHOLS /s/ Brian F. Lavin BRIAN F. LAVIN